Exhibit 3.46

FTI REPOSITORY SERVICES, LLC

ARTICLES OF AMENDMENT

TO

ARTICLES OF ORGANIZATION

August 9, 2007

THE UNDERSIGNED, in order to amend the Articles of Organization of FTI Repository Services, LLC, a Maryland limited liability company (the “Company”), does hereby acknowledge and certify to the Maryland State Department of Assessments and Taxation as follows:

Article FIRST of the Articles of Organization of the Company is hereby deleted in its entirety and replaced with the following:

FIRST: The name of the limited liability company (which is hereinafter called the “Company”) is:

FTI TECHNOLOGY LLC

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Section 4A-101(c) of the Maryland Limited Liability Company Act, has signed these Articles of Amendment to the Articles of Organization, acknowledging the same to be his act, on the day and year first written above.

AUTHORIZED PERSON:

/s/ Eric B. Miller

Eric B. Miller, Manager